EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134593, 333-148932 and 333-148933) and Form F-3 (Nos. 333-121611 and 333-149063) of our reports dated March 30, 2009, with respect to the consolidated financial statements for the year ended December 31, 2008 of EZchip Semiconductor Ltd. (f/k/a LanOptics Ltd.) and the effectiveness of internal control over financial reporting of EZchip Semiconductor Ltd. (f/k/a LanOptics Ltd.) included in this Annual Report on Form 20-F for the year ended December 31, 2008.

/s/ Kost Forer Gabbay and Kasierer
Haifa, Israel	KOST, FORER, GABBAY and KASIERER
March 30, 2009	A member of Ernst & Young Global